Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 6 to the Registration Statement (Form S-11 No. 333-223022) and related Prospectus of Oaktree Real Estate Income Trust, Inc. for the registration of up to $2,000,000,000 in shares of its common stock and to the incorporation by reference therein of our reports (i) dated June 19, 2019, with respect to the statement of revenues and certain operating expenses of Anzio Apartments for the year ended December 31, 2018 included in the Current Report on Form 8-K/A of Oaktree Real Estate Income Trust, Inc. dated June 19, 2019; (ii) dated October 28, 2019, with respect to the statement of revenues and certain operating expenses of Two Liberty Center for the year ended December 31, 2018 included in the Current Report on Form 8-K/A of Oaktree Real Estate Income Trust, Inc. dated October 28, 2019; and (iii) dated February 14, 2020, with respect to the statement of revenues and certain operating expenses of Sofi Westminster for the year ended December 31, 2018 included in the Current Report on Form 8-K/A of Oaktree Real Estate Income Trust, Inc. dated February 14, 2020, all filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Los Angeles, California

February 20, 2020